UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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IRIS INTERNATIONAL, INC

(Name of Registrant as Specified in its Charter)

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IRIS INTERNATIONAL, INC.

9158 Eton Avenue

Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, May 14, 2010

To the Stockholders of IRIS International, Inc.:

The 2009 Annual Meeting of Stockholders of IRIS International, Inc. will be held at IRIS International’s corporate headquarters, located at 9158 Eton Avenue, Chatsworth, California on Friday, May 14, 2010 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect nine (9) Directors to hold office until the 2011 annual meeting or until their successors are elected and qualified;

2.	To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 19, 2010, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the Annual Meeting in person. However, you must be a stockholder of record at the close of business on March 19, 2010 to vote at the meeting. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. Regardless of whether or not you will attend, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

César M. García
Chairman of the Board

THIS PROXY STATEMENT AND OUR ANNUAL REPORT

ON FORM 10-K ARE AVAILABLE AT

WWW.PROIRIS.COM/INVESTORS/INVESTORS.PHP

April 9, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON MAY 14, 2010

PLEASE RETURN YOUR PROXY IN TIME

IRIS INTERNATIONAL, INC.

9158 Eton Avenue

Chatsworth, California 91311

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, May 14, 2010

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of IRIS International, Inc., a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at IRIS’ corporate headquarters, located at 9158 Eton Avenue, Chatsworth, California on Friday, May 14, 2010 at 10:00 a.m. Pacific Time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2009. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. We anticipate that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about April 15, 2009.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Your submitting the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a stockholder of record, you may revoke your proxy at any time before the meeting either by filing with the Corporate Secretary of IRIS, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on March 19, 2010 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 18,147,498 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock held on all matters to come before the meeting. Stockholders may not cumulate votes in the election of directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

If a quorum is present at the Annual Meeting, a plurality of the shares voting will be sufficient under Delaware corporation law to elect the director nominees. This means that the nine nominees for election as directors who receive the most votes “for” election will be elected. The Board of Directors, however, has established a majority voting standard in director elections. Our Bylaws provide that in an uncontested election, such as the election of directors at the Annual Meeting, any nominee for election as a director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation. The Nominating and Governance Committee of the Board will promptly consider the offer to resign and recommend to the Board of Directors whether to accept or reject the resignation. The Board of Directors will decide within 90 days following certification of the shareholder vote whether to accept or reject the tendered resignation. The Board’s decision and, if applicable, the reasons for rejecting the tendered resignation, will be disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Ratification of the appointment of our independent registered public accounting firm will require an affirmative vote of the majority of the shares of common stock present or represented at the annual meeting with respect to such proposal.

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes on a proposal are not counted or deemed present or represented for determining whether stockholders have approved that proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters, such as the election of our board of directors and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the ratification of our independent registered public accounting firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws state that the Board of Directors shall consist of three members, which number may be changed from time to time by resolution of the Board of the Board of Directors. The number of Board members currently is set at nine, and currently there are nine Board members.

At the recommendation of the Nominating and Governance Committee, the Board of Directors proposes the election of the following nominees as directors, all of whom currently serve on the Board of Directors:

Thomas H. Adams, Ph.D.

Steven M. Besbeck

César M. García

Beth Y. Karlan, M.D.

Michael D. Matte

Richard G. Nadeau, Ph.D.

Rick Timmins

Edward F. Voboril

Stephen E. Wasserman

Each of the directors elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2011 or until such director’s successor has been duly elected and qualified or until such director ceases to serve as a director.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board of Directors and Nominating and Governance Committee Unanimously

Recommend a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to directors, nominees, and other executive officers of IRIS International, Inc. as of March 19, 2010:

Name	Age	Position with IRIS
Directors and Nominees:
Thomas H. Adams, Ph.D.	67	Chief Technology Officer and Director
Steven M. Besbeck	62	Director
César M. García	57	Chief Executive Officer, President and Chairman of the Board
Beth Y. Karlan, M.D.	52	Director
Michael D. Matte	51	Director
Richard G. Nadeau, Ph.D.	74	Director
Rick Timmins	57	Director
Edward F. Voboril	67	Lead Director
Stephen E. Wasserman	63	Director

Other Executive Officers:
Peter L. Donato	40	Corporate Vice President, Chief Financial Officer and Secretary
Robert A. Mello	56	Corporate Vice President and President, Iris Sample Processing
Thomas E. Warekois	56	Corporate Vice President and President, Diagnostics Business Unit
John U. Yi	49	Corporate Vice President, Operations

Board of Directors and Nominees

Thomas H. Adams, Ph.D has served as a director since June 2005, and as Chief Technology Officer of IRIS since April 2006 and Head of Iris Molecular Diagnostics. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies, a privately held medical-device company, from 1998 to April 2006, when Leucadia was acquired by us. In 1989, Dr. Adams founded Genta, Inc., a publicly held biotechnology company in the field of antisense technology, and served as its Chief Executive Officer until 1997. Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Biopharmaceuticals, Inc. in 1989. Before founding Gen-Probe, Dr. Adams held management positions at Hybritech, Technicon Instruments and the Hyland Division of Baxter Travenol. He has significant public-company experience serving as a director of Biosite Diagnostics, Inc., a publicly held medical research firm, from 1989 to 1998; a director of Invitrogen (NASDAQ: IVGN), a publicly held company that develops, manufactures and markets research tools and products, from 2000 to 2002; and as a director of La Jolla Pharmaceutical Co. (NASDAQ: LJPC), a publicly held company that develops and markets novel therapeutics for antibody-mediated autoimmune diseases, from 1990 to September 2009. Dr. Adams currently serves as a director of Xenomics, Inc. (OTCBB: XNOM), a publicly held company in the molecular diagnostics industry, a position he has held since April 2009 and a position he previously held from October 2004 until December 2005, and Synergy Pharmaceuticals, Inc. (OTCBB: SGYP), a publicly held company in the biopharmaceutical industry, a position he has held since 2008. Dr. Adams holds a Ph.D. in Biochemistry from the University of California, at Riverside. Mr. Adams’s extensive experience in the biotechnology industry provides the Board with valuable perspectives with respect to IRIS’s research and development activities and new product platforms.

Steven M. Besbeck has served as a director since 1990. Since October 2009, Mr. Besbeck has served as managing director of Avant Advisory Group, a financial and management consulting firm focused on entrepreneurial and middle market businesses. From 1983 to November 2007, Mr. Besbeck served as President, Chief Executive Officer of Aspyra, Inc. Aspyra, a publicly traded company (AMEX: APY), designs, develops, services and markets clinical and diagnostic information systems for laboratory, pharmacy and radiology departments in hospitals, clinics and other healthcare providers. Mr. Besbeck served as a member of Aspyra’s board of directors from 1980 until his retirement in December 2007. Prior to that, Mr. Besbeck was a director,

President and Chief Executive Officer of American Cytogenetics, Inc., a provider of specialty clinical laboratory services from 1975 through 1983. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach. Mr. Besbeck brings over 30 years of experience in senior leadership positions in medical laboratory and device businesses, including finance, operations, and information technologies. He previously led organizations that were focused on the clinical laboratory that grew through acquisition and startup of new business lines in domestic and international markets.

César M. García has been a Director since November 2003 and Chairman of the Board since November 2007. He joined IRIS in January 2002 as our Executive Vice President and was appointed President in June 2003 and Chief Executive Officer in November 2003. Mr. García has over 30 years of experience in design, manufacturing and commercialization of medical devices. From 1998 through 2001, Mr. García was Sr. Vice President, Operations and Program Management for Cytometrics Inc., an early stage manufacturer of non-invasive, photonics-based medical devices. From 1994 to 1998, he was Vice President of Operations and Engineering at Datascope Corp., manufacturer of medical devices for interventional cardiology, anesthesiology and critical care monitoring. From 1974 to 1994, Mr. García worked with Bayer Diagnostics (now Siemens Healthcare Diagnostics) assuming positions of increased responsibility including General Manager of Technicon Electronics Corp., a subsidiary of Bayer USA and Director of Worldwide Hematology Manufacturing and Cellular Diagnostics Research and Development. Mr. García earned his B.S. in Industrial Engineering (Cum Laude) at the University of Puerto Rico and received an Advanced Management Certificate from Pace University. Mr. García brings to the Board diversified experience in general management, operations, strategic planning and in the conceptualization, development and commercialization of complex diagnostic products and services for the global markets.

Beth Y. Karlan, M.D. has served as a director since May 2009. Dr. Karlan currently is the Director of the Woman’s Cancer Research Institute at Cedar’s Sinai Medical Center in Los Angeles, CA and has served in such capacity since 2002. Dr. Karlan has also served as the Director of its Gynecologic Oncology division since 1995. Dr. Karlan is a professor of Obstetrics and Gynecology at the Geffen School of Medicine at UCLA and was appointed to such position in 2001. Dr. Karlan has authored over 120 peer-reviewed articles and has been the recipient of numerous honors and awards in her field. Dr. Karlan holds a Bachelor of Arts degree in Biochemical Sciences from Harvard-Radcliffe College and earned her Medical Degree from Harvard Medical School. Dr. Karlan’s experience as a practicing physician with expertise in oncology enables her to offer valuable perspectives on the commercialization of our products.

Michael D. Matte has served as a director since January 2004. Mr. Matte currently is Executive Vice President and Chief Financial Officer of QuePasa Corporation (NASDAQ: QPSA), the owner of QuePasa.com, one of the world’s largest bi-cultural, Latino online communities, a position he has held since October 2007. Mr. Matte served on the board of directors of QuePasa Corporation from July 2006 until October 2007. Mr. Matte served on the board of directors of Geltec Solutions (OTCBB: GLTC) from September 2008 until October 2009. From 2001 to January 2006, Mr. Matte served as Cyberguard Corporation’s Chief Financial Officer, which company was sold in January 2006. From 1981 to 1992, Mr. Matte was employed by Price Waterhouse as a senior audit manager. From 1992 to 1998, he served as Chief Financial Officer for InTime Systems International, and from 1998 to 2001, he served as Chief Financial Officer for AmeriJet International. Mr. Matte is a Certified Public Accountant and holds a B.S. in Accounting from Florida State University. Mr. Matte has extensive experience in SEC accounting and reporting. Mr. Matte has been involved in a significant number of mergers and acquisitions and the related integration of the acquired companies and product lines both domestically and internationally.

Richard G. Nadeau, Ph.D has served as a director since January 1999. He is Founder and Chairman of Vistair Ventures, a company he founded in 1984 that funds small businesses during their seed phase primarily in the high technology fields. Concurrently, Dr. Nadeau held senior positions with various IVD equipment companies, including Chairman and Chief Executive Officer of Cytometrics, Inc., and President and Chief Executive Officer of EM Diagnostic Systems, Inc. Prior to that, he held senior level positions with Technicon

Instrument Corporation, including President of their North America Group and Chief Technical Officer. Prior to joining Technicon in 1980, he was President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co. Dr. Nadeau is a former President of the National Committee for Clinical Laboratory Standards (NCCLS) and former Board Member of the European Committee for Clinical Laboratory Standards. Dr. Nadeau is a Fellow in the National Academy of Clinical Biochemistry. He earned his Ph.D. in Biochemistry at West Virginia University. Dr. Nadeau brings to the Board extensive experience in technology assessment and the conceptualization, development and commercialization of complex analytical systems for use in the global diagnostic markets.

Rick Timmins has served as a director since January 2010. Mr. Timmins is a former Vice President-Finance of Cisco Systems, Inc. (Nasdaq:CSCO) and Motorola Inc. (NYSE:MOT). While at Cisco, from 1996 through 2007, he served in positions of increasing responsibility including Corporate Controller and Vice President of Cisco Sales Finance, where he led a 400-person finance team for this $35 billion Dow Jones Industrial component company. Prior to Cisco, Mr. Timmins held various senior executive finance roles with Motorola, where he served last as Vice President-Finance of Motorola Semiconductor MPU and MCU Groups, leading finance organizations which partnered with the largest parts of Motorola’s semiconductor group, including manufacturing, design, sales and marketing on a global basis. Before that, as Vice President-Finance for Motorola Japan, he was responsible for all of Motorola’s finance functions in Japan at a time when revenues at Motorola Japan grew 13-fold to $2.3 billion from $180 million. Mr. Timmins currently serves as a member of the board of directors and lead director for Ultratech, Inc. (Nasdaq:UTEK), a $100 million leading supplier of lithography and laser-processing systems used to manufacture semiconductor devices. He is also Chairman of Ultratech’s audit committee and is a member of its compensation committee. He also serves on the board of Treaty Oak Bank (OTCBB:TOAK), an independently operated bank in Austin, Texas with more than $115 million in assets. Mr. Timmins, a Certified Public Accountant, received his Bachelor of Science degree in Accounting and Finance from the University of Arizona in 1973, and his Master of Business Administration from St. Edward’s University in June 1979, where he currently serves as a member of the Business School Advisory Board. He resides in Austin, Texas. Mr. Timmins brings to the Board senior management experience from global organizations that are substantially larger than IRIS.

Edward F. Voboril has served as a director since July 2008 and was appointed Lead Director in March 2009. Mr. Voboril currently serves as the Chairman of the Board of Analogic Corporation (NASDAQ: ALOG) and serves on its audit and nominating and corporate governance committees. He has served on ALOG’s board of directors since 1990. Mr. Voboril previously served as the Chairman of the Board of Directors of Greatbatch, Inc. (NYSE: GB), developer, designer, and manufacture of critical components for implantable medical devices, from 1997 until his retirement in January 2008. He also served as GB’s President and Chief Executive Officer from 1990 to August 2006. Prior to this, he served as Vice President and General Manager of the Biomedical Division of PPG Industries and held senior executive positions in the medical businesses of Honeywell, General Electric, Syntex and Litton Industries. In addition, from 1995 to 1998, he was President of the Health Care Industries Association (HCIA), a non-for-profit trade association and networking support organization in Western New York that provides professional services for healthcare industries and institutions. Mr. Voboril is presently an adjunct professor of engineering and chairman of ‘NUvention’ at the Center for Entrepreneurship and Innovation at Northwestern University, and also serves on the manufacturing council of the United States Department of Commerce. He holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and an MBA from Harvard University where he was a Baker Scholar. Mr. Voboril has over 40 years in medical technology with an emphasis in general management, strategic planning and international exposure with organizations that are substantially larger than IRIS.

Stephen E. Wasserman has served as a director since April 2006. Mr. Wasserman is a consultant primarily to healthcare related organizations through his company, Wasserman & Associates, and a private investor. From 1997 to 2006, he was Group Vice President—Diagnostic Systems Products of Olympus America, Inc, a subsidiary of Tokyo based Olympus Corporation, where he was also a member of the Global Management

Committee for In Vitro Diagnostics. From 1994 to 1997 Mr. Wasserman was Chief Financial Officer of Datascope Corporation, formerly a NASDAQ listed manufacturer and global marketer of medical devices where he was also President, Patient Monitoring Division from 1994 to 1996. Prior to Datascope, from 1989 to 1993, he served as Vice President of NY Blood Center Inc and General Manager of Melville Biologics, a subsidiary that manufactured biopharmaceutical products. He also was a founder and Chairman of the NY Biotechnology Association from 1990 to 1994. From 1981 to 1989, Mr. Wasserman held senior management positions with Technicon Instruments Corp. (now part of Siemens Healthcare Diagnostics) in Tarrytown, NY. Mr. Wasserman is Certified Public Accountant and earned a BBA from City College of New York, Baruch School of Business. In 2008 he earned the Certificate of Director Education from the National Association of Corporate Directors. Mr. Wasserman is a seasoned executive with 20 years experience leading global in vitro diagnostic and medical device companies in growth situations created by internal programs as well as business combinations He brings to the Board his knowledge of our laboratory and hospital customers, experience in working with hospital buying groups, and understanding of the dynamics of our industry.

Other Executive Officers

Peter L. Donato joined IRIS in August 2007 as our Chief Financial Officer and presently is our Corporate Secretary. Prior to joining IRIS Mr. Donato served as Vice President and Chief Financial Officer for GammaMedica-Ideas, Inc., an early stage manufacturer of medical imaging equipment. From 2003 to 2006, he was Vice President of Finance for the cardiology division of Accellent, Inc., a manufacturer of medical devices for interventional cardiology applications. From 2001 to 2003, Mr. Donato worked for the Scotts-Miracle Gro Company in various divisional controllership roles. From 1994-2000, Mr. Donato assumed positions of increasing financial responsibility in the automotive industry with both General Motors and Honda after beginning his career in public accounting with Ernst and Young. Mr. Donato earned a B.S.B.A. in Accounting at The Ohio State University and a Masters in Business Administration from the University of Akron (Ohio). Mr. Donato is a Certified Public Accountant.

Robert A. Mello joined IRIS in April 2000 as our Corporate Vice President and President of the IRIS Sample Processing division. Mr. Mello has 34 years of experience in medical device manufacturing, service, marketing and engineering. Prior to joining Iris, from 1988 to April 2000, Mr. Mello was an operations executive with bioMerieux, which designs, manufactures and markets medical instruments and consumables for immunodiagnostic and microbiology laboratories worldwide. Among other positions with bioMerieux, he was Vice President of Operations at their Boston Immunodiagnostics facility and Vice President of Disposables Manufacturing—Clinical Microbiology. Prior to joining bioMerieux, Mr. Mello held senior management positions at Medical & Scientific Designs, an in-vitro diagnostics company where he was on the founding team in 1983 and Ortho Diagnostics Inc., a division of Johnson & Johnson. Mr. Mello holds degrees in both Electrical Engineering and Business Management.

Thomas E. Warekois joined IRIS in March 2007 as our Corporate Vice President and President of the Iris Diagnostics Business Unit. Prior to joining IRIS, Mr. Warekois spent 27 years with the Bayer HealthCare Diagnostics Division (now Siemens Healthcare Diagnostics), based in Tarrytown, N.Y. During his tenure, Mr. Warekois held several senior executive positions including Vice President of the Lab Testing Segment, Marketing and General Manager of Bayer Diagnostics in the Middle East, Eastern Europe and Africa. He also served as Vice President of Hematology Marketing. Mr. Warekois earned a Bachelor’s degree in biology from Hartwick College in Oneonta, N.Y and a Master’s degree in Business Administration from Pace University, New York.

John U. Yi joined IRIS in September 2003 as Vice President of Diagnostics Manufacturing and was promoted to Corporate Vice President of Operations in October 2005. Mr. Yi oversees all manufacturing operations and facilities for the Corporation. Prior to joining IRIS, Mr. Yi held the position of Vice President of Operations with Alcatel Corporation (formerly Xylan) from 1996 through 2002. Prior to him joining Alcatel, he worked for 14 years in the computer and telecommunications industries, where he held middle and senior management positions in manufacturing, supply chain management and program management in companies such as Micropolis, Seagate and TeleVideo. Mr. Yi holds a Bachelor’s degree in Business Administration—Accounting from California State University in Hayward, California.

The Board and Board Committees

Board of Directors. A majority of our Board of Directors is comprised of “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). Our Board of Directors has determined that each of Steven M. Besbeck, Beth Y. Karlan, M.D., Michael D. Matte, Richard G. Nadeau, Ph.D., Rick Timmins, Edward F. Voboril and Stephen E. Wasserman are independent and were independent at all times during 2009 while serving on the Board. Neither Mr. García nor Dr. Adams qualify as independent because they are IRIS employees.

In making its determination, our Board of Directors considered the objective tests and the subjective tests for determining who is an “independent director” under the NASDAQ rules. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing independence under the subjective test, our Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by NASDAQ rules, our Board of Directors made a subjective determination as to each independent director that no relationships exists which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making its independence determinations, our Board of Directors considered transactions occurring since the beginning of 2006 between IRIS and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to us and a person or entity with a known connection to a director are presented to the Board for consideration. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following transactions.

Stephen Wasserman provided financial and management consulting services to IRIS in the fourth quarter of 2006. During 2006, we paid Mr. Wasserman an aggregate of $57,500 for these services. Mr. Wasserman is no longer providing consulting services to the company.

The Board of Directors held 11 meetings during fiscal 2009. The Board of Directors also acted on three occasions by unanimous written consent during fiscal 2009. We expect each director to attend every meeting of the Board and the committees on which he or she serves. Although there is no formal policy, we encourage each director to attend the annual meeting of stockholders. Each current director attended at least 75% of all the meetings of the Board of Directors and those committees on which he served in fiscal 2009. Six directors attended our 2009 Annual Meeting of Stockholders.

The Board of Directors established the position of Lead Director in November 2007, and currently maintains a standing audit committee, compensation committee, and nominating and governance committee, and establishes special committees from time to time to perform specifically delegated functions. In July 2009, the Board restructured its committees by forming a standing nominating and governance committee and reassigning to this new committee the Board’s nominating and corporate governance functions, which functions previously were performed by a compensation and nominating committee and an audit and corporate governance committee, respectively. From January 1, 2009 until we restructured our Board committees in July 2009, the compensation and nominating committee and the audit and corporate governance committee held 6 and 4 meetings, respectively. From July 2009 until December 31, 2009, the audit committee, compensation committee, and nominating and governance committee held 2, 4 and 2 meetings, respectively. Each of the Board committees has a written charter approved by the Board, and we post each charter on our web site at www.proiris.com/our_company/Corporate_Governance.php.

Lead Director. Under the terms of our Corporate Governance Guidelines, our Board of Directors has a Lead Director. Edward F. Voboril was appointed Lead Director in March 2009 and presently serves in that position. The Lead Director, in collaboration with our Chairman, is responsible for preparing a list of annual performance objectives for our Board of Directors and supervising performance evaluations of our Board of Directors and its standing committees. The Lead Director facilitates our Chief Executive Officer’s performance evaluation and goal setting process with the “independent” directors. Further, the Lead Director collaborates with the Compensation Committee to determine our Chief Executive Officer’s compensation levels and review Chief Executive Officer succession planning. The Lead Director, in collaboration with our Chairman and the Nominating and Governance Committee, also is responsible for making recommendations to our Chairman regarding committee members and the chairs of our standing committees. Finally, the Lead Director is responsible for ensuring direct communication with our Board of Directors when and if requested by major stockholders and for promoting open communication among all members of our Board of Directors.

Audit Committee. Our Board of Directors maintains a standing Audit Committee. The Audit Committee currently consists of Steven Besbeck, Michael Matte, Rick Timmins, and Ed Voboril, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market, or NASDAQ. In January 2010, Rick Timmins joined the Audit Committee upon his appointment to the Board of Directors. During 2009, Mr. Besbeck, a certified public accountant, chaired this committee. Our Board of Directors has determined that each of Steven Besbeck, Michael Matte, Rick Timmins, and Ed Voboril is an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K. Our Board of Directors also has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee. The Audit Committee reviews the scope and results of quarterly audit reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls and recommends to our Board of Directors selection of independent auditors for the coming year. Our Board of Directors has adopted a written charter for the Audit Committee.

Compensation Committee. The Compensation Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. The Compensation Committee currently consists of Michael D. Matte, Dr. Richard G. Nadeau and Stephen E. Wasserman. During 2009, Mr. Wasserman chaired this committee. In connection with its deliberations, the Compensation Committee seeks the views of our Chief Executive Officer with respect to appropriate compensation levels of the other officers and periodically recruits compensation experts to provide independent advice regarding market trends and other competitive considerations. For further discussion of the role of the Compensation Committee in determining executive compensation, see the discussion in “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

Nominating and Governance Committee. The Nominating and Governance Committee of our Board of Directors was formed as a separate standing committee of the Board in July 2009. Previously, this committee’s responsibilities for recommending nominees for election to our Board of Directors was delegated to our Board’s Compensation and Nominating Committee, and its responsibilities for corporate governance matters was delegated to our Board’s Audit and Corporate Governance Committee. In July 2009, our Board of Directors created a standing Nominating and Governance Committee, and renamed the Board’s other two standing committees as the Audit Committee and the Compensation Committee. The Nominating and Governance Committee currently consists of Beth Y. Karlan, M.D., Dr. Richard G. Nadeau and Edward F. Voboril. Dr. Nadeau has chaired this committee since its formation in July 2009.

The Nominating and Governance Committee reviews and makes recommendations regarding the functioning of our Board of Directors as an entity, recommends corporate governance principles applicable to IRIS and assists the Board of Directors in its reviews of the performance of our Board of Directors and each of its committees. The Nominating and Governance Committee also is responsible for considering and approving nominations for candidates for director, including determining the appropriate qualifications and experience required of such candidates, and related matters. The members of the Nominating and Governance Committee are all independent directors within the meaning of the applicable NASDAQ rules. The Nominating and Governance Committee operates pursuant to a written charter.

In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Nominating and Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in our Board of Director activities including attendance at and active participation in meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Nominating and Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Our Nominating and Governance Committee has no stated specific minimum qualifications that must be met by a candidate for a position on our Board of Directors.

In evaluating candidates for certain positions on our Board of Directors, our Nominating and Governance Committee evaluates additional criteria, including the following: financial or accounting expertise, industry expertise, accomplishment in designing, marketing, manufacturing and distributing medical instruments and other experience relevant to the medical industry and public companies of a size comparable to IRIS; and experience in investment banking, commercial lending or other financing activities. Our Nominating and Governance Committee also considers previous performance of candidates that are or have been members of our Board of Directors.

Our Nominating and Governance Committee’s methods for identifying candidates for election to our Board of Directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources including our executives; individuals personally known to the members of our Board of Directors and other research. Our Nominating and Governance Committee retained a third-party search firm in February 2010 to identify suitable candidates for service on the Board.

Any of our stockholders may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. Stockholders who desire the Nominating and Governance Committee to consider a candidate for nomination as a director at the 2010 annual meeting must submit advance notice of the nomination to our Nominating and Governance Committee a reasonable time prior to the mailing date of the proxy statement for the 2010 annual meeting. The recommendation should be addressed to our Corporate Secretary.

A stockholder’s notice of a proposed nomination for director to be made at an annual meeting must include the following information:

•	the name and address of the stockholder proposing to make the nomination and of the person or persons to be nominated;

•

a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person or persons nominated in the notice;

•	a description of all arrangements or understandings between the stockholder(s) supporting the nomination and each nominee;

•	any other information concerning the proposed nominee(s) that we would be required to include in the proxy statement if our Board of Directors made the nomination; and

•	the consent of the nominee(s) to serve as director if elected.

Board Leadership Structure. César M. García currently holds the positions of Chairman of the Board, President and Chief Executive Officer of the Company. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is not an” independent” director, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the Board after the annual meeting of stockholders, and he or she serves at the pleasure of the Board. In May 2009, the Board reappointed Edward F. Voboril to serve as Lead Director. The Lead Director, in collaboration with our Chairman, is responsible for preparing a list of annual performance objectives for our Board of Directors and supervising performance evaluations of our Board of Directors and its standing committees. The Lead Director facilitates our Chief Executive Officer’s performance evaluation and goal setting process with the independent directors. Further, the Lead Director collaborates with the Compensation Committee to determine our Chief Executive Officer’s compensation levels and review Chief Executive Officer succession planning. The Lead Director, in collaboration with our Chairman and the Nominating and Governance Committee, also is responsible for making recommendations to our Chairman regarding committee members and the chairs of our standing committees. Finally, the Lead Director is responsible for ensuring direct communication with our Board of Directors when and if requested by major stockholders and for promoting open communication among all members of our Board of Directors.

We believe that combining the roles of Chairman and Chief Executive Officer and having an independent Lead Director whose responsibilities closely parallel those of an independent Chairman best accomplishes the goals of allowing the Board to provide independent oversight and hold management accountable, while ensuring that a corporate strategy is pursued which optimizes long-term shareholder value.

Board’s Role in Risk Oversight. The Board is actively involved in the oversight of risks that could affect IRIS. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend portions of the Board’s regularly scheduled meetings, and make presentations to the Board on financial and operational matters, which presentations often include a discussion of risks related to our business.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation.

The full Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk, and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company, and the board has concluded that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee and the Board of Directors, in connection with their assessment of performance criteria for Fiscal 2010, concluded that while the criteria or targets reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Director Compensation

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. Our Board of Directors reviews the Compensation Committee’s recommendations and determines the amount and type of director compensation. The Compensation Committee can engage the services of outside advisors, experts, and others to assist the committee in determining director compensation.

In February 2008, we engaged the services of Pearl Meyer & Partners, LLC, or PM&P, an executive compensation consulting firm, to provide guidance to us with respect to the compensation of our Board of Directors. PM&P compared the compensation of our Board of Directors relative to a custom peer group of publicly traded companies. The peer group selection criteria consisted of:

•	availability of information;

•	relevant industry group (medical device products/healthcare and scientific/technical equipment)

•	equivalent number of employees, 12 month trailing revenue, 12 month trailing net income, market capitalization and one and three year total stockholder return; and

•	similar business strategy and market profile.

Based on this criteria, PM&P selected the following eleven peer group companies:

Abaxis, Inc.	Natus Medical, Inc.
Aspect Medical Systems, Inc.	OraSure Technologies, Inc.
HealthTronics, Inc.	Possis Medical, Inc.
Immucor, Inc.	Quidel Corp.
Kensey Nash Corp.	Spectranetics Corp.
Luminex Corp.

In addition, PM&P augmented its proxy information survey with preliminary data from the 2007/2008 National Association of Corporate Directors Director Compensation Report. Based on the analysis of the data described above, PM&P concluded that our Board of Directors’ cash compensation was between the market consensus 60th and 75th percentiles and total compensation was below the 50 th percentile, and recommended that we increase non-employee director compensation over 2007 levels.

Based in part on the work of PM&P, our Compensation Committee recommended to our full Board of Directors an increase in non-employee director compensation. Our Board of Directors followed the recommendation of the Compensation Committee and modified the compensation for non-employee directors, effective March 1, 2008, as follows:

•	annual retainer of $42,000;

•	lead director—additional retainer fee of $20,000;

•	committee chairpersons—additional retainer fees of $8,000 for the Audit Committee and $4,500 for each of the Compensation Committee and the Nominating and Governance Committee;

•	committee membership—additional retainer fees of $10,500 for the Audit Committee and $4,500 for each of the Compensation Committee and Nominating and Governance Committee;

•	travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings; and other board related activities; and

•

annual equity compensation of $100,000, 25% in the form of restricted stock or restricted stock units and 75% in the form of non-qualified stock options with a term of 10 years, which equity awards are made immediately following election or appointment to the Board and vest over a one year period.

No changes were made to non-employee director compensation during 2009.

If a non-employee director is appointed to the Board in between annual stockholder meetings, the annual compensation payable to that director is pro rated for the remaining portion of the term in which the director is appointed to the Board, and the pro rated portion of the equity compensation payable to that director vests over the remaining portion of the term in which the director is appointed to the Board.

Upon a non-employee director’s initial election or appointment to the Board, the director also receives a one-time award of equity compensation of $100,000, 25% in the form of restricted stock or restricted stock units and 75% in the form of non-qualified stock options with a term of 10 years, which equity awards are made immediately following election or appointment to the Board and vest over a one year period. Immediately following our 2009 annual stockholders’ meeting, Beth Y. Karlan, M.D. was first appointed to the Board, and received this one-time award of equity compensation of $100,000. In addition, on January 4, 2010, Rick Timmins was first appointed to the Board and also received this one-time award of equity compensation of $100,000.

In 2009, each equity award to our non-employee directors was made pursuant to the 2007 Stock Incentive Plan. Each stock option award has an exercise price of $10.07 per share and a term of ten years, and vests in three equal installments on each of November 22, 2009, February 22, 2010 and May 22, 2010. Each non-employee director also received an award of restricted stock units, which units vested in full in one installment on August 22, 2009.

The following table details the total compensation earned by our non-employee directors in 2009.

Director Summary Compensation

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All other Compensation(2)	Total
Steven M. Besbeck(3)	$60,500	$25,004	$77,495	$2,500	$165,499
Beth Y. Karlan, M.D.(4)	$26,375	$50,008	$154,990	$2,500	$233,873
Michael D. Matte(5)	$57,000	$25,004	$77,495	$12,500	$171,999
Richard G. Nadeau, Ph.D.(6)	$50,250	$25,004	$77,495	$17,500	$170,249
Rick Timmins(7)	—	—	—	—	—
Edward F. Voboril(8)	$71,042	$25,004	$77,495	$15,000	$188,541
Stephen E. Wasserman(9)	$51,000	$25,004	$77,495	$12,500	$165,999

(1)	These amounts represents the grant date fair value of the stock and stock option awards determined in accordance with ASC Topic 718, Equity and Stock Based Compensation. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 16, 2010.
(2)	The amount reflects travel stipend of $1,250 per day, for travel more than four hours, when attending board and committee meetings as follows: (Mr. Besbeck—2 days), (Dr. Karlan—2 days), (Mr. Matte—10 days), (Dr. Nadeau—14 days), (Mr. Voboril—12 days), and (Mr. Wasserman—10 days).

(3)	Mr. Besbeck served as Chairman of the Audit Committee during 2009.
(4)	Dr. Karlan joined the Board in May 2009, and served as a member of the Nominating and Governance Committee during 2009.
(5)	Mr. Matte served as a member of both the Audit Committee and the Compensation Committee during 2009.
(6)	Dr. Nadeau served as Chairman of the Nominating and Governance Committee commencing in July 2009, and as a member of the Compensation Committee during 2009.
(7)	Mr. Timmins did not join the Board until January 2010, and thus did not receive any compensation for Board service during 2009.
(8)	Mr. Voboril served as Lead Director commencing in March 2009, and as a member of both the Audit Committee and the Nominating and Governance Committee during 2009.
(9)	Mr. Wasserman served as Chairman of the Compensation Committee during 2009.

Stock Ownership Guidelines for Non-Employee Directors

The Board of Directors has established stock ownership guidelines for non-employee directors. Each is expected to own IRIS common stock-based holdings equal in value to at least three times the cash component of the annual retainer for service on the Board of Directors, excluding retainers and other amounts paid for service as lead director or on committees of the Board. Each non-employee director is expected to achieve this level of ownership by the later of February 28, 2011 or the third anniversary of his or her election to the Board of Directors.

Non-employee directors may count toward these guidelines the value of shares they or their immediate family members own directly or in trust, including the vested portion of shares issued to the non-employee director as restricted stock awards, based on the closing market price of our common stock (which was $12.36 on December 31, 2009). They may also count the value of “in-the-money” vested stock options, based on the difference between the options’ exercise price and the closing market price of our common stock.

The share ownership of the non-employee directors is reported below:

Director	Current Ownership Guideline as a Multiple of Annual Cash Retainer Fee	Ownership as a Multiple of Annual Cash Retainer Fee as of December 31, 2009(1)
Steven M. Besbeck	3	18.3
Beth Y. Karlan, M.D.	3	2.0
Michael D. Matte	3	4.5
Richard G. Nadeau, Ph.D.	3	11.4
Rick Timmins	3	—
Edward F. Voboril	3	4.2
Stephen E. Wasserman	3	5.7

(1)	Dr. Karlan was first appointed to the Board on May 22, 2009 and is expected to achieve the minimum ownership threshold by May 22, 2012. Mr. Timmins was first appointed to the Board on January 4, 2010 and is expected to achieve the minimum ownership threshold by January 4, 2013.

Compensation Committee Interlocks and Insider Participation

During 2009, Michael D. Matte, Richard G. Nadeau and Stephen E. Wasserman served on the Compensation Committee. None of these Committee members were officers or employees of IRIS during 2009, and while serving on the Committee were independent directors pursuant to applicable NASDAQ rules. During 2009, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Code of Ethics

We have adopted a Code of Ethical Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to our other employees and directors generally. We post a copy of our Code of Ethical Conduct on our website at www.proiris.com/our_company/Corporate_Governance.php.

Section 16(A) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and officers and our significant stockholders (defined by statute as stockholders beneficially owning more than 10% of our common stock) are required to file with the Securities and Exchange Commission and IRIS reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by us, we believe that, during the year ended December 31, 2009, all of our officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a), except one statement of changes in beneficial ownership on Form 4 was filed late by César M. García, reporting two late transactions relating to the exercise of stock options.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy on Executive Compensation

IRIS International’s business vision is built around our desire to hire and retain the most talented executives and employees in the industry. We believe that a strong management team is necessary to realize our operating goals of achieving significant market share by delivering the best products and service in our industry at competitive prices in a positive and rewarding working environment for our employees.

We strive to exceed our customers’ expectations through exceptional service at every point of contact and through products and services that deliver what clients care about the most. In order to achieve these goals, we must attract, retain and properly motivate exceptional executives.

Our executive compensation program is designed to:

•	motivate and retain executive officers,

•	award the achievement of short-term and long-term performance goals,

•	establish an appropriate relationship between executive pay and short-term and long-term performance, and

•	align executive officers’ interests with those of the our stockholders.

We attempt to achieve these objectives by offering a compensation program comprised of base salary, annual cash incentive awards, and equity-based compensation.

Our executive compensation strategy is to provide compensation opportunities at the 50th or 60th percentiles of market, depending on the compensation component and assuming acceptable levels of performance achievement. Specifically, we:

•	Target base salary levels at the 50th percentile of market in aggregate;

•	Provide target bonus opportunities to earn 50th percentile total cash compensation (base salary plus annual cash bonus) for achieving key business objectives and results; and

•	Grant long-term incentives annually such that total direct compensation (total cash plus long-term incentive) aligns with 60th percentile competitive levels if performance objectives are achieved.

As part of our compensation strategy, we monitor our compensation mix relative to market. We generally design our compensation program with the intent of providing a compensation mix (i.e. distribution between elements) similar to the market.

Determining Executive Compensation

The Compensation Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers. The Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align our executives’ compensation with our business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives.

The Compensation Committee also considers the compensation levels of executive officers at other publicly traded and private companies. The Compensation Committee has collected information regarding compensation levels at other companies over the last several years from a variety of sources, including proxy statements and compensation reports and surveys published or prepared by compensation consulting firms. Using this information, the Compensation Committee generally establishes compensation levels (including salary, cash bonus and equity-based compensation) comparable to the median compensation levels of their counterparts at comparable companies.

The Chief Executive Officer makes compensation recommendations for named executive officers (other than the Chief Executive Officer) and other senior executives. He actively participates in the annual executive compensation assessment (other than for the CEO position). In developing his recommendations, the CEO takes into account a number of factors, including individual performance and contribution level, current compensation relative to market, past awards, compensation level relative to internal peer positions, and internal compensation expense budgets. The Chief Executive Officer does not attend executive sessions of the Board or meetings where his own compensation is being determined.

The independent directors of the Board conduct a formal performance review of the Chief Executive Officer, which includes an assessment of financial and non financial accomplishments. At the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer, develops management performance objectives and assigns weights to each objective which vary differently from year to year depending on the company’s priorities. These objectives are then submitted to the independent directors of the Board for approval. At the conclusion of each fiscal year, the independent directors then evaluate the Chief Executive Officer’s actual performance against the pre-established objectives to determine compensation awards for the Chief Executive Officer.

Our Compensation Committee has delegated to the Chief Executive Officer, authority to grant equity-based awards under our stock incentive plans to persons other than directors, executive officers, and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions, and other personnel matters.

Should a restatement of earnings occur upon which incentive compensation awards were based, the Compensation Committee has the discretion to take necessary actions to protect the interests of stockholders, including actions to recover such awards.

The Compensation Committee has the authority to engage the services of one or more compensation consultants to provide advice on executive compensation matters. The Compensation Committee has the discretion to hire and fire the compensation consultant, as described in the Compensation Committee’s charter. The Compensation Committee determines the scope of the consultant’s engagement and compensation for the consultant’s services. Management reviews consultant invoices, and approves and remits payment in accordance with the terms of the engagement.

In February 2008, the Compensation Committee engaged the services of Pearl Meyer & Partners, LLC, or PM&P, an executive compensation consulting firm, to provide guidance to us with respect to the total compensation of our Chief Executive Officer. PM&P compared the compensation of our Chief Executive Officer to a peer group of publicly traded companies. The peer group selection criteria used by PM&P consisted of: equivalent revenue, net income, number of employees and market capitalization; and similar business strategy and market profile. Based on this criteria, PM&P selected the following twelve peer group companies:

Abaxis, Inc.	Natus Medical, Inc.
Aspect Medical Systems, Inc.	OraSure Technologies, Inc.
HealthTronics, Inc.	Palomar Technologies, Inc.
Immucor, Inc.	Possis Medical, Inc.
Kensey Nash Corp.	Quidel Corp.
Luminex Corp.	Spectranetics Corp.

In addition, PM&P augmented its proxy information survey with proprietary resources and compensation surveys. The consultants benchmarked our Chief Executive Officer compensation against our peer group companies and analyzed both his total direct compensation and long-term incentive compensation.

The Compensation Committee believes the proxy and survey data analyses conducted by our compensation consulting firm provide meaningful data to determine the competitive pay for our executive officers. When making decisions, the Compensation Committee considers its compensation philosophy, the annual review of competitive data, information showing all elements of compensation, analysis provided by the external consultants, our operating performance, and internal equity assessments. The Compensation Committee also weighs the effect of changes to one component on other components.

The Compensation Committee concluded from its evaluation of the information provided by the compensation consultants, and other factors, that the total compensation of our Chief Executive Officer for 2007 had fallen below the 25th percentile of the comparable company data, with most of the short-fall in long term compensation. As a result, commencing in 2008, Chief Executive Officer salary was increased from $375,000 per year to $410,000 per year, a 9% increase, and target long-term compensation was re-set to a target of $800,000, payable based on performance.

In September 2008, we again engaged the services of PM&P to provide guidance to us with respect to the total compensation of our executive officers as a group, to determine whether our compensation program was consistent with compensation programs offered by our competitors and other similarly situated companies. PM&P compared the compensation of our executive officers to the same peer group of publicly traded companies used in February 2008 to evaluate the compensation payable to our Chief Executive Officer. The survey included an analysis of base salary, bonus, and long-term stock incentive compensation.

The Compensation Committee concluded its review of executive compensation in February 2009. From its evaluation of the information provided by the compensation consultants, and other factors, the Compensation Committee recommended to the full Board, and the full Board approved, the following changes in executive compensation:

•

that target bonuses actually be treated as a target, with actual payments to be made within a range of 50% of target to 150% of target, based on actual performance within a range to be fixed by the committee;

•	reduce the shareholder transfer value of the long term compensation targets in line with recent market trends identified by PM&P in the Fall of 2008;

•	implemented a threshold performance below which the executive will not receive a cash bonus or long term compensation;

•	that the company award restricted stock units in lieu of restricted stock awards;

•	that stock options have a term of 7 years in lieu of a term of 5 years; and

•	that the number of stock options be determined using a Black-Scholes value with a price variable equal to the 50-day moving average price on the date of award.

In its review of executive compensation, the Compensation Committee determined that historically, the company had treated target bonus awards as maximum bonus awards. Consequently, executives could receive less than the target amount, to the extent actual performance was below expectations, but could not receive more than the target amount to the extent actual performance exceeded expectations. The Board changed the manner in which bonuses are awarded to provide for payment of between 50% and 150% of an individual executive’s target bonus amount, based on the executive’s actual performance within a range determined by the Compensation Committee.

The Board also made changes to our equity compensation program. Except for 2008 equity compensation awards made in fiscal 2009, the Board approved the use of restricted stock units in place of restricted stock awards. This change was made for administrative convenience, and to provide our executive officers with the ability to elect to defer their receipt of this equity compensation beyond the award’s vesting schedule. The Board also approved changes to our form of equity award agreements to provide for the acceleration of vesting if a recipient’s employment is terminated by us without cause or by the employee for good reason in connection with a change of control of IRIS.

Finally, the 2009 changes to executive compensation included modifications to our award of stock options. The Board approved an increase in the term of stock options from 5 years to 7 years, to provide recipients with a longer period of time to exercise options following vesting. Additionally, given the significant volatility in the company’s stock price, the Board approved a change in the manner in which the company determines the number of stock options to award to a recipient. The number of shares underlying a stock option award is determined by dividing a dollar amount by the Black-Scholes value of the company’s common stock on the date of the award. The dollar amount is determined by the Board based on the amount of the executive’s total compensation allocated to long-term equity compensation. Historically, the Black-Sholes value used as one of its variables, the closing price of the company’s common stock on the date of the option award. To address the significant volatility in our stock price, the Board modified this variable to use a 50-day moving average price on the date of award to determine the number of stock options to be awarded. All stock options will continue to have an exercise price equal to the closing price of our common stock on the date of the award or on some future date as is determined by the Compensation Committee.

We paid PM&P $93,000 for compensation consulting services rendered during 2009. Management neither made, nor recommended, the decision to engage PM&P.

Compensation Elements

Our compensation package for executive officers consists of base salary, annual cash incentive (bonus) awards, and long-term equity-based compensation. The executive officers are also eligible to participate in all of our employee benefit plans.

Base Salaries. We provide competitive base salaries that reflect an individual’s duties and responsibilities, experience, expertise and individual performance. We establish salary structures to effectively administer our base salaries and to provide equitable and competitive compensation by employee level. The salary structure midpoints are set to generally approximate the 50th percentile market levels for the positions at each level.

Individual salary levels are determined based on assessments of:

•	Internal job responsibilities;

•	Experience in role; and

•	Market levels for comparable positions.

Salary increases are determined based on an assessment of individual performance in the role and relative to individual objectives established for the year.

In September 2008, we reviewed compensation positioning for each executive relative to market data and IRIS’s compensation strategy. In general, the base salary levels for our CEO and the other named executive officers were consistent with 50th percentile market levels and our competitive objectives. In addition, the relationship between pay levels for our CEO and the other named executive officers was consistent with the market. For 2009, we made no salary increases to our named executive officers due to economic uncertainty following the 2008 financial crisis and each executive’s positioning relative to the market data. In February 2010, we increased bases salaries of the named executive officers retroactive to January 1, 2010, to be as follows:

Executive	2010 Base Salary
César M. García	$425,000
Peter L. Donato	$277,500
Thomas E. Warekois	$325,000
Thomas H. Adams	$310,000
Robert A. Mello	$245,000

Management Incentive Bonus Plan (MIBP). We provide eligible employees, including the Chief Executive Officer and other named executive officers, the opportunity to earn annual cash and equity incentive awards upon achieving predetermined performance goals and objectives.

Annual Cash Bonus

We provide variable cash incentive compensation designed to reward attainment of Company/divisional financial goals and individual performance objectives, with threshold, target and maximum award opportunities expressed as a percentage of base salary. Target bonuses generally vary by executive level and are set at levels that, when combined with base salaries, will deliver market 50th percentile levels of total cash compensation if performance objectives are met.

The following are our 2009 target bonus opportunities as a percentage of salary for our named executive officers:

Executive	Target
César M. García	70%
Peter L. Donato	40%
Thomas E. Warekois	40%
Thomas H. Adams	40%
Robert A. Mello	40%

In 2009, we revised the annual bonus structure to provide for payouts above target if performance warrants. Therefore, a range of opportunities is also defined as a percentage of target:

•	Threshold—50% of target bonus

•	Maximum—150% of target bonus

We select different corporate and divisional financial performance metrics and individual performance objectives to reward performance and to motivate desired behaviors. Performance weightings vary by executive, however for corporate positions are generally weighted 50% for company/financial goals and 50% for strategic/discretionary goals.

We generally do not pay annual bonuses unless the company achieves the threshold financial performance goals established for the year. Therefore, it is possible to receive no bonus despite achieving strategic goals and individual objectives, due to company and divisional financial goals not being met.

Our 2009 annual bonus performance measures and goals for our named executive officers are summarized below.

Executive	Financial
	Metric(s)	Relative Weight	Threshold	Target	Maximum
Cesar M Garcia	Corp. Rev.	25.0%	$96M	$104M	$111M
	Corp. EPS	25.0%	$0.48	$0.52	$0.59

Peter L. Donato	Corp. Rev.	25.0%	$96M	$104M	$111M
	Corp. EPS	25.0%	$0.48	$0.52	$0.59

Thomas E. Warekois	Corp. Rev.	10.0%	$96M	$104M	$111M
	Corp. EPS		$0.48	$0.52	$0.59
	Div. Rev.	30.0%	n/a	$89M	$94M
	Div. Gross Margin		51.3%	53.5%	n/a
	Div. Cost Center Spending		$21.8M	n/a	n/a

Thomas H. Adams	Corp. Rev.	10.0%	$96M	$104M	$111M
	Corp. EPS		$0.48	$0.52	$0.59

Robert A. Mello	Corp. Rev.	10.0%	$96M	$104M	$111M
	Corp. EPS		$0.48	$0.52	$0.59
	Div. Rev.	30.0%	$13.7M	$15M	$16.2M
	Div. Oper. Income		$3.7M	$4.0M	n/a

Executive	Weighting	Strategic /Discretionary Objectives
Cesar M Garcia	50.0%	(1) New Products, (2) Explore M&A and other strategic opportunities, and (3) Pursue licensing and joint venture opportunities.

Peter L. Donato	50.0%	(1) Organizational upgrade and streamlining initiative, (2) Establish monthly forecast closing procedure and implement budget software package, (3) Complete Phase II SOX re-documentation and segregation of duties, (4) Explore new business initiatives to maximize shareholder value, and (5) Upgrade information technology and business applications.

Thomas E. Warekois	60.0%	(1) Complete commercial milestones for new products, (2) New product launch, (3) Implement key sales channels and business process improvements, and (4) Maintain #1 U.S. customer satisfaction survey.

Thomas H. Adams	90.0%	(1) Attain regulatory clearance and launch of new products, (2) Complete development of NADiA HIV assay, (3) Collaborate in completion of iChem VELOCITY development, (4) Demonstrate concept feasibility for next generation platforms, and (5) Identify/license technologies for new product programs.

Robert A. Mello	60.0%	(1) Successful launch of new products, (2) Complete feasibility and initiate development of certain new products, (3) Implement lean initiatives throughout the business unit, and (4) Identify merger, acquisitions, joint ventures and strategic alliances.

Our corporate executives did not receive annual bonus payouts for 2009 performance since the Company did not achieve its threshold revenue and EPS goals. However, Mr. Mello received a payout of approximately 45% of target, reflecting divisional financial performance between threshold and target, and attainment of strategic objectives.

Long-term (Equity) Incentives

We establish annual long-term incentive grant guidelines as an overall dollar value that generally varies by executive level. The target long-term incentive values are generally set to approximate the market 50th to 60th percentile levels. Following are our 2009 long-term incentive grant guidelines.

Executive	Annual Value
César M. García	$640,000
Peter L. Donato	$280,000
Thomas E. Warekois	$280,000
Thomas H. Adams	$280,000
Robert A. Mello	$200,000

We deliver the long-term incentive value through a mix of stock options and restricted stock to our employees. The percentage mix of stock options and restricted stock varies by level. We provide a greater weighting of stock options to our executives in order to:

•	Reinforce alignment of executive and shareholder interests

•	Reward the executive if the share price appreciates; and

•	Promote retention while the awards vest.

Beginning in 2009, the value of long-term incentive compensation awards to executive officers was paid 75% in stock options and 25% in restricted stock units, or RSUs, except for 2008 equity compensation awards made in fiscal 2009, which was paid 75% in stock options and 25% in restricted stock.

Historically, we have used our annual bonus plan performance achievement to determine our executives’ actual long-term incentive awards relative to the targeted values. In the future, our intent is to establish separate performance criteria from the annual bonus program to determine award size.

For grants made in February 2009, the long term incentive grants were proportional to the percentage attainment of the individual’s objectives.

For grants made in February 2010, the Compensation Committee assessed how the management team responded to the challenging environment and financial difficulties in 2009 and positioned the Company for the future, and assessed achievement of the strategic portion of their annual objectives. Based on our assessment, we granted awards approximating 80% of the targeted long-term incentive guideline values.

The named executive officers’ MIBP target amounts and MIBP actual amounts for 2009 is reported below:

	2009 MIBP Target Amounts		2009 MIBP Actual Amounts
Officer	Cash Amount($)	Equity Amount($)	Cash Amount($)	Equity Amount($)(1)
Ceśar M. García	$287,000	$640,000	$—	$533,773
Peter L. Donato	$107,000	$280,000	$—	$233,527
Thomas E. Warekois	$126,000	$280,000	$—	$233,527
Thomas H. Adams	$120,000	$280,000	$—	$233,527
Robert A. Mello.	$94,500	$200,000	$42,525	$166,804

(1)	For 2009, the equity amount awarded to the named executive officers was paid 75% in stock options and 25% in restricted stock units.

Stock Ownership Guidelines for Executive Officers

To further promote the alignment of our executive officers’ interests with those of our stockholders, the Board of Directors has established stock ownership guidelines for our Chief Executive Officer, Chairman of the Board (if our Chairman is an executive officer) and Corporate Vice Presidents. Each is expected to own IRIS common stock-based holdings equal in value to a multiple of the executive’s annual base salary. Each is expected to achieve this level of ownership by the later of February 28, 2011 or the third anniversary of the date such person is first appointed to an executive officer position that makes him or her subject to the policy.

Executives may count toward these guidelines the value of shares they or their immediate family members own directly or in trust, including the vested portion of shares issued to the executives as restricted stock awards, based on the closing market price of our common stock (which was $12.36 on December 31, 2009). They may also count the value of “in-the-money” vested stock options, based on the difference between the options’ exercise price and the closing market price of our common stock.

The share ownership of the named executive officers is reported below:

Officers	Current Ownership Guideline as a Multiple of Annual Base Salary Rate	Ownership as a Multiple of Annual Base Salary Rate as of December 31, 2009(1)
Ceśar M. García	5	5.9
Peter L. Donato	3	0.6
Thomas E. Warekois	3	1.3
Robert A. Mello.	3	3.8
Thomas H. Adams	3	10.8

(1)	Each of the named executive officers who have not achieved the minimum ownership threshold is expected to do so by February 28, 2011.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for executive officers does not create incentives for excessive risk taking by our executive officers. Our base salary component of compensation does not encourage risk-taking because it is a fixed amount. Our MIBP program has the following risk-limiting characteristics:

•	Awards to each executive officer are limited by the terms of the MIBP to a fixed maximum specified in the plan;

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Awards are made in cash and restricted stock, which mitigates the risk associated with stock options that management will take unnecessary risks to increase our stock price;

•	Awards are not tied to formulas that could focus executives on specific short-term outcomes;

•

Members of the Compensation Committee approve the final MIBP awards in their discretion, after the review of executive and corporate performance, before recommending such awards to the full Board for approval;

•	Equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrong-doing by the recipient;

•	An equity award’s value is delivered in the form of stock and options that vest over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•	Executive officers are subject to our stock ownership guidelines, described elsewhere in this proxy statement, which requires that they continue to hold substantial value in company stock.

Report of Compensation Committee

The Compensation Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the our stock option and stock purchase plans. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussion has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in IRIS’ 2009 Annual Report on Form 10-K and in this proxy statement.

Compensation Committee

Stephen E. Wasserman (Chairman)

Michael D. Matte

Richard G. Nadeau

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during 2009, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2009 whose compensation exceeded $100,000 (referred to as named executive officers), information concerning all compensation paid for services to us in all capacities for 2007, 2008 and 2009.

Name and Principal Positions	Year	Salary	Non-equity Incentive Plan Compensation(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Ceśar M. García President and Chief Executive Officer	2009	$438,280	—	$128,007	$405,773	$16,106	$988,166
	2008	$428,787	$215,250	$150,000	$450,002	$19,043	$1,263,082
	2007	$374,582	$155,975	$167,873	$444,881	$15,347	$1,158,658

Peter L. Donato(4) Corporate Vice President and Chief Financial Officer	2009	$277,856	—	$56,008	$177,527	$1,862	$513,253
	2008	$260,807	$74,900	$70,000	$210,001	$2,282	$617,990
	2007	$95,854	$29,367	$31,603	$83,749	$500	$241,073

Thomas E. Warekois(5)	2009	$328,467	—	$56,008	$177,527	$6,310	$568,312
Corporate Vice President and President, Diagnostics Business Unit	2008	$307,534	$85,050	$78,751	$236,250	$5,426	$713,011
	2007	$241,458	$52,850	$44,244	$117,251	$111,606	$567,409

Robert A. Mello	2009	$251,017	$42,525	$40,004	$126,804	$5,943	$466,293
Corporate Vice President and President, Iris Sample Processing	2008	$246,158	$63,788	$56,254	$168,749	$5,833	$540,782
	2007	$224,826	$54,000	$44,244	$117,251	$5,839	$446,160

Thomas H. Adams	2009	$329,879	—	$56,008	$177,527	$884	$564,298
Corporate Vice President, Chief Technology Officer	2008	$304,868	$45,000	$31,249	$93,751	$1,518	$476,386
	2007	$253,031	$37,850	$44,244	$117,251	$1,500	$453,876

(1)	These amounts represent the cash bonus paid to the named executive officers as part of the MIBP.
(2)	These amounts represents the grant date fair value of the stock and stock option awards determined in accordance with ASC Topic 718, Equity and Stock Based Compensation. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 16, 2010.
(3)	These amounts represent the aggregate incremental cost to us with respect to the perquisites and other personal benefits including 401(k) plan matching contributions, life insurance premiums and relocation costs provided to the named executive officer in the applicable year.
(4)	Mr. Donato’s employment commenced on August 6, 2007.
(5)	Mr. Warekois’s employment commenced on March 5, 2007.

During 2007 and 2008, the named executive officers received cash bonuses, stock options, and restricted stock awards under the MIBP. During 2009, the named executive officers received cash bonuses, stock options, and restricted stock unit awards under the MIBP.

For 2007, management achieved 95% of its net income target and most of its strategic objectives for the year, based on the target amounts fixed by the Compensation Committee at the beginning of 2007. The awards for 2007 as determined by the Compensation Committee were as follows: Mr. García received 83% of his targeted cash award and 83% of his targeted stock and options awards (determined prior to the 2008 increase in his long-term compensation targets); Mr. Adams received 50% of his targeted cash award and 70% of his targeted stock and options awards; Mr. Mello received 80% of his targeted cash award and 70% of his targeted stock and options awards; Mr. Warekois received 58% of his targeted cash award and 70% of his targeted stock and options awards; and Mr. Donato received 33% of his targeted cash award and 50% of his targeted stock and options awards. Messrs. Donato and Warekois commenced service with IRIS during 2007, and their cash and equity awards were pro-rated for the portion of the year during which each was employed with IRIS.

During 2008, management achieved 95% of its net income target and most of its strategic objectives for the year. The awards for 2008 as determined by the Compensation Committee were as follows: Mr. García received 75% of his targeted cash award and 75% of his targeted stock and options awards; Mr. Adams received 50% of his targeted cash award and 50% of his targeted stock and options awards; Mr. Mello received 90% of his targeted cash award and 90% of his targeted stock and options awards; Mr. Warekois received 90% of his targeted cash award and 90% of his targeted stock and options awards; and Mr. Donato received 80% of his targeted cash award and 80% of his targeted stock and options awards.

The 2009 awards granted under the MIBP were significantly lower than the target amounts fixed by the Compensation Committee at the beginning of 2009. The primary reason was that IRIS did not achieve its financial goals of revenues and operating income, and its operational goals primarily due to a significant shortage of capital in the global markets. Accordingly the awards for 2009 as determined by the Compensation Committee and the Board of Directors were as follows: Mr. García received 0% of his targeted cash award and 80% of his targeted restricted stock units and options awards; Mr. Adams received 0% of his targeted cash award and 80% of his targeted restricted stock units and options awards; Mr. Mello received 45% of his targeted cash award and 80% of his targeted restricted stock units and options awards; Mr. Warekois received 0% of his targeted cash award and 80% of his targeted restricted stock units and options awards; and Mr. Donato received 0% of his targeted cash award and 80% of his targeted restricted stock units and options awards. With respect to Mr. Mello who is the president of the IRIS Sample Processing division, his awards were higher because his division exceeded its financial goals for 2009.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about equity-awards granted to each named executive officer that received awards in 2009 under the our 2007 Stock Incentive Plan, which is the only plan pursuant to which awards were granted in 2009.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Peter L. Donato	2/20/09	—	44,681	$9.99	$210,001
	2/20/09	7,007	—	—	$70,000

Ceśar M. García	2/20/09	—	95,745	$9.99	$450,002
	2/20/09	15,015	—	—	$150,000

Robert A. Mello	2/20/09	—	35,904	$9.99	$168,749
	2/20/09	5,631	—	—	$56,254

Thomas E. Warekois	2/20/09	—	50,266	$9.99	$236,250
	2/20/09	7,883	—	—	$78,751

Thomas H. Adams	2/20/09	—	19,947	$9.99	$93,751
	2/20/09	3,128	—	—	$31,249

(1)	The grant date of an option award is the date that the compensation committee fixes as the date the recipient is entitled to receive the award and, for 2009, is the date the compensation committee approved the award.
(2)

Represents the number of restricted shares of stock granted in 2009 to the named executive officers. These awards vest over a four year period, 25% on the first anniversary of the grant date, and 6 1/4% per quarter thereafter.

(3)

Represents the number of stock options awards granted in 2008 to the named executive officers. These awards vest over a four year period, 25% on the first anniversary of the grant date, and 6 1/4% per quarter thereafter.

(4)	The exercise price of all options is equal to the closing price of our common stock on the grant date.
(5)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information with respect to stock option and restricted stock awards held by each of the named executive officers as of December 31, 2009.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable (#)	Unexercisable (#)(1)
Peter L. Donato	8/6/07	43,243	25,946	15.58	8/06/13	2,495	$30,832
	3/4/08	9,114	11,719	11.65	3/04/13	1,526	18,862
	2/20/09	—	44,681	9.99	2/20/16	7,007	86,607

Ceśar M. García	1/11/02	66,105	—	2.60	1/11/12	—	—
	1/11/02	20,000	—	2.60	1/11/12	—	—
	2/24/06	72,152	4,810	22.95	2/24/11	524	6,477
	3/15/07	55,443	21,519	11.94	3/15/12	2,617	32,348
	3/4/08	48,417	62,250	11.65	3/04/13	8,106	100,186
	2/20/09	—	95,745	9.99	2/20/16	15,015	185,585

Robert A. Mello	4/18/00	17,000	—	1.31	4/18/10	—	—
	2/24/06	22,266	1,484	22.95	2/24/11	162	1,998
	3/15/07	27,722	12,601	11.94	3/15/12	1,309	16,176
	3/04/08	12,761	16,406	11.65	3/04/13	2,136	26,406
	2/20/09	—	35,904	9.99	2/20/16	5,631	69,599

Thomas E. Warekois	3/15/07	69,304	31,502	11.94	3/15/12	3,272	40,437
	3/04/08	12,761	16,406	11.65	3/04/13	2,136	26,406
	2/20/09	—	50,266	9.99	2/20/16	7,883	97,434
Thomas H. Adams	6/10/05	15,555	—	17.82	6/10/15	—	—
	12/09/05	12,500	—	26.02	12/09/15	—	—
	3/04/08	14,584	14,584	11.65	3/04/13	1,899	23,472
	2/20/09	—	19,947	9.99	2/20/16	2,346	28,997

(1)	These stock option awards vest 25% on the first anniversary of the date of grant and 6 1/4% per quarter thereafter.
(2)	The market value of the restricted stock awards is based on the closing market price of our common stock as of December 31, 2009, which was $12.36 per share.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table provides information on stock option exercises and restricted stock award vesting for each of the named executive officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter L. Donato	—	—	2,849	$31,846
César M. García	60,000	118,000	10,493	$111,096
Robert A. Mello	26,500	217,928	3,355	$35,824
Thomas E. Warekois	—	—	4,278	$46,545
Thomas H. Adams	—	—	1,661	$17,241

Employment Contracts

We entered into an employment agreement dated November 17, 2003, with César M. García, our President and Chief Executive Officer. Pursuant to his employment agreement, Mr. García received an initial base salary, which amount has been increased by our Board of Directors and currently is $425,000 per year. Upon execution of the employment agreement, Mr. García was granted a stock option to purchase 150,000 shares of the our common stock at an exercise price based on the then fair market value. The agreement provides for four (4) weeks vacation and the use of a company automobile. The agreement also provides for eighteen months severance if Mr. García is terminated without cause. On December 26, 2006 and October 31, 2007, Mr. García’s employment agreement was amended in order that any severance payments required under his employment agreement satisfy the relevant provisions of regulations issued under section 409A of the Internal Revenue Code.

We entered into an employment agreement dated March 1, 2007, with Thomas Warekois, our Corporate Vice President and President, Diagnostics Business Unit. Pursuant to his employment agreement, Mr. Warekois received an initial base salary, which amount has been increased by our Board of Directors and currently is $325,000 per year. Upon execution of the employment agreement, Mr. Warekois was granted stock options to purchase 100,806 shares of the our common stock at an exercise price based on the then fair market value, and a restricted stock award of 10,469 shares of our common stock. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Warekois is terminated without cause, unless such termination without cause occurs three months prior to or twenty-four months following a change of control of IRIS, in which case Mr. Warekois is entitled to twenty-four months severance.

We entered into an employment agreement dated August 6, 2007, with Peter L. Donato, our Corporate Vice President and Chief Financial Officer. Pursuant to his employment agreement, Mr. Donato’s received an initial base salary, which amount has been increased by our Board of Directors and currently is $277,500 per year. Upon execution of the employment agreement, Mr. Donato was granted stock options to purchase 69,188 shares of the our common stock at an exercise price based on the then fair market value, and a restricted stock award of 6,652 shares of our common stock. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Donato is terminated without cause.

We entered into an employment agreement dated October 31, 2007, with Robert A. Mello, our Corporate Vice President and President, IRIS Sample Processing. Pursuant to his employment agreement, Mr. Mello received an initial base salary, which amount has been increased by our Board of Directors and currently is $245,000 per year. The agreement provides for four weeks vacation. The agreement also provides for twelve months severance if Mr. Mello is terminated without cause.

Thomas Adams, our Chief Technology Officer, currently is employed without an employment agreement. We anticipate entering into an employment agreement with Dr. Adams during the first half of 2010. Dr. Adams’ base salary currently is $310,000.

Potential Payments Upon Termination or Change in Control

As described above, our employment agreements with the Named Executive Officers provide for severance benefits in the event that the executive’s employment is terminated without cause. In addition, in 2009 the Board of Directors approved modifications to our forms of equity compensation agreements to provide for the acceleration of vesting of stock options, restricted stock awards and restricted stock units if a recipient’s employment with IRIS is terminated without cause within three months prior to or up to twenty-four months following a change in control of IRIS. The modifications are effective for awards made after the date of the change and do affect awards made prior to such date. We do not have any agreements or other arrangements that provide for payments solely upon a change in control without the termination of employment.

The following table sets forth severance payments and benefits that we would have been obligated to pay to the Named Executive Officers assuming a triggering event had occurred under each of their respective agreements as of December 31, 2009:

	No Change in Control	Change in Control
Name	Cash Severance Payment ($)(1)	Cash Severance Payment ($)(2)	Value of Acceleration of Vesting of Equity Awards ($)(3)
Peter L. Donato	$267,500	$267,500	$105,894
Ceśar M. García	$615,000	$615,000	$226,916
Robert A. Mello	$236,250	$236,250	$85,092
Thomas E. Warekois	$315,000	$630,000	$119,130
Thomas H. Adams	—	—	$47,274

(1)	Represents 18 months for Mr. García, and 12 months for all other executives, of cash severance payments based on the executive’s salary at December 31, 2009 payable in a lump sum or periodic payments as provided in the executive’s employment agreement.
(2)	Represents 18 months for Mr. García, 24 months for Mr. Warekois, and 12 months for all other executives, of cash severance payments based on the executive’s salary at December 31, 2009 payable in a lump sum or periodic payments as provided in the executive’s employment agreement.
(3)	Represents the value of accelerated “in the money” stock options and restricted stock awards using the closing price of our common stock on December 31, 2009 of $12.36 per share.

We define Change in Control to mean (i) the dissolution or liquidation of IRIS, (ii) approval by our stockholders of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of IRIS’ assets, (iii) approval by our stockholders of any merger or consolidation of IRIS in which the holders of our voting stock immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation, or (iv) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period.

We have a policy that provides that our executive officers that don’t have employment agreements may receive nine to twelve months of severance payments should their employment with IRIS be terminated by us without cause.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2009 regarding equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	2,203,822	$12.97	1,680,554
Equity compensation plans not approved by security holders	—	—	—

Total	2,203,822		1,680,554

Certain Relationships and Related Party Transactions

Review and Approval of Related Person Transactions. Our policy and procedures for Related Party Transactions is contained in our Code of Business Conduct and Ethics under the caption “Conflicts of Interest”. The policy provides that each employee, including our executive officers, should avoid conflicts of interest with IRIS except under guidelines approved by our Board of Directors or a committee of our Board of Directors. A similar policy exists for our directors.

Reportable Related Person Transactions. Except as disclosed elsewhere in this proxy statement, since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•

in which any director, nominee for director named in this proxy statement, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

REPORT OF AUDIT COMMITTEE

The Audit Committee, which currently consists of Steven M. Besbeck (Chairman), Michael D. Matte, Rick Timmins and Edward F. Voboril, reviews IRIS’ financial reporting process on behalf of the Board of Directors, and administers our engagement of BDO Seidman, LLP as our independent registered public accounting firm. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. The Audit Committee also discussed with the independent auditors other matters required under Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, and the overall scope and plans for their audit.

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO Seidman, LLP, and whether for reasons of efficiency or convenience it is in our best interest to engage our independent auditor to perform the services.

The Audit Committee has determined that the provision of non-audit services by BDO Seidman, LLP is compatible with maintaining BDO Seidman’s independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

Generally, the Audit Committee approves in advance audit and non-audit services to be provided by BDO Seidman. In other cases, in accordance with Rule 2-01(c)(7) of Securities and Exchange Commission Regulation S-X, the Committee has delegated pre-approval authority to the Chairman of the Audit Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit Committee, provided that the Chairman reports such approvals to the Committee at its next regularly scheduled meeting.

The Audit Committee has discussed with the independent auditors their independence from IRIS and its management, including the matters in the written disclosures required by PCAOB Rule 3526. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to IRIS is compatible with the auditors’ independence.

In reliance on the reviews and discussions to which reference is made above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our 2009 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors also have recommended the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE

Mr. Steven M. Besbeck (Chairman) Mr. Michael D. Matte Mr. Rick Timmins Mr. Edward F. Voboril

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 19, 2010 with respect to:

•	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	the Named Executive Officers; and

•	all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at March 19, 2010. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each person listed is care of IRIS International, Inc., at 9158 Eton Avenue, Chatsworth, California 91311.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Thomas H. Adams, Ph.D.	318,531	1.8%
Steven M. Besbeck	146,789	*
Peter L. Donato	99,485	*
César M. García	588,044	3.2%
Beth Y. Karlan, M.D.	23,576	*
Michael D. Matte	71,786	*
Robert A. Mello	202,690	1.1%
Richard G. Nadeau, Ph.D.	103,540	*
Rick Timmins	8,832	*
Edward F. Voboril	38,110	*
Thomas E. Warekois	154,784	*
Stephen Wasserman	72,286	*
Brown Capital Management, Inc.(3)	3,263,642	18.0%
Asford Capital Management, Inc.(4)	1,176,632	6.5%
BlackRock, Inc.(5)	986,095	5.4%
Directors and Executive Officers as a Group (13 persons)	2,015,839	10.4%

*	Less than 1%.
(1)	Includes options exercisable on or within 60 days of March 19, 2010 held by directors and executive officers as follows: Dr. Adams (47,625 shares), Mr. Besbeck (117,823 shares), Mr. Donato (69,154 shares), Mr. García (410,289 shares), Dr. Karlan (18,610 shares), Mr. Matte (57,823 shares), Mr. Mello (115,114 shares), Dr. Nadeau (82,823 shares), Mr. Timmins (5,796 shares), Mr. Voboril (24,784 shares), Mr. Warekois (102,755 shares), Mr. Wasserman (55,323 shares) and Mr. Yi (107,640 shares).
(2)	Based on 18,147,498 shares of stock outstanding as of March 19, 2010.
(3)	The mailing address for Brown Capital Management, Inc. is 1201 North Calvert Street, Baltimore, MD 21202.
(4)	The mailing address for Asford Capital Management, Inc. is P.O. Box 4172, Wilmington, DE 19807
(5)	The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon a recommendation of its Audit Committee, has appointed BDO Seidman, LLP as independent auditors of us for the fiscal year ending December 31, 2010. As a matter of good corporate governance, the Audit Committee has decided to submit its selection of the independent audit firm to our stockholders for ratification. If the selection of BDO Seidman, LLP is not ratified by the majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. BDO Seidman, LLP has no financial interest of any kind in IRIS except the professional relationship between auditor and client. Representatives of BDO Seidman, LLP will be invited to attend the Annual Meeting. If a representative of BDO Seidman, LLP does attend the Annual Meeting, the representative will have an opportunity to make a statement if he or she so chooses, and will be available to respond to questions from stockholders.

Fees Paid to BDO Seidman, LLP

The following table sets forth fees for services paid to BDO Seidman, LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2008 and 2009:

	2008	2009
Audit Fees(1)	$498,774	$486,675
Audit related fees(2)	—	—
Tax fees(3)	167,635	$228,291
All other fees	—	—

Total	$666,409	$714,966

(1)	Audit fees include the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and BDO Seidman’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)	Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. No such fees were incurred for fiscal 2008 or 2009.
(3)	Tax fees consist of tax services for tax compliance and tax preparation plus tax services relating to a study to determine the extent that research and development credits can be claimed on our corporate tax returns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER PROPOSALS

We are not aware of any other business to be presented to the meeting and we do not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

2011 STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2011 annual meeting of stockholders for inclusion in our proxy statement and proxy form relating to such annual meeting must submit such proposal to us at our principal executive offices no later than December 16, 2010. In addition, in the event a stockholder proposal is not received by the IRIS by March 1, 2011, the proxy to be solicited by our Board of Directors for the 2011 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2011 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

SEC rules and regulations provide that if the date of our 2011 annual meeting is advanced or delayed more than 30 days from first anniversary of the 2010 annual meeting, stockholder proposals intended to be included in the proxy materials for the 2011 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2011 annual meeting. If we determine that the date of the 2011 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the 2010 annual meeting, we will publicly disclose such change.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the Chair of our Audit Committee, Compensation Committee, or Nominating and Governance Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of IRIS, at our principal executive offices, 9158 Eton Avenue, Chatsworth, California 91311.

Communications are distributed to our Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2009 are included in our 2009 Annual Report to Stockholders, which we are sending to our stockholders at the same time as this proxy statement. Our 2009 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, will be made available to shareholders without charge upon written request to our Corporate Secretary, at our principal executive offices, 9158 Eton Avenue, Chatsworth, California 91311.

By Order of the Board of Directors

César M. García Chairman of the Board

Chatsworth, California

April 9, 2010

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS AT 10:00 AM ON MAY 14, 2010.

PLEASE RETURN YOUR PROXY IN TIME.

IRIS INTERNATIONAL, INC.

9158 ETON AVENUE

CHATSWORTH, CA 91311

ATTN: CHIEF FINANCIAL OFFICER

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	THOMAS H. ADAMS, PH.D	02	STEVEN M. BESBECK	03	CESAR M. GARCIA	04	BETH Y. KARLAN, M.D.	05	MICHAEL D. MATTE
06	RICHARD G. NADEAU, PH.D	07	RICK TIMMINS	08	EDWARD F. VOBORIL	09	STEPHEN E. WASSERMAN

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IRIS INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 14, 2010

The undersigned stockholder of IRIS International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2010, and hereby appoints Mr. César M. Garcia and Mr. Peter L. Donato, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IRIS International, Inc. to be held on Friday May 14, 2010 at 10:00 a.m., Pacific Time, at IRIS International’s corporate headquarters, located at 9158 Eton Avenue, Chatsworth, California and at any adjournment or postponement thereof, and to vote all shares of capital stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE REVERSE SIDE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXY.

  Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side